Exhibit 99.1

       WGNB CORP. ANNOUNCES 2.5 PERCENT INCREASE IN YEAR-TO-DATE EARNINGS
        - Bank experiences tenth consecutive year of increased earnings -

     CARROLLTON, GA., OCT. 3, 2003 - WGNB Corp. (NASDAQ:WGNB), the holding company for West Georgia National Bank, announced its third quarter 2003 earnings of $1,439,493, or $0.43 per diluted share.

     The year-to-date net income through the third quarter of 2003 is $4,308,509, or $1.29 per diluted share. This represents an increase in net income of 2.5 percent over 2002 and a decrease in quarterly net income of 13.6 percent. (The third quarter of 2002 included a non-recurring gain of $253,000 on the settlement of a derivative instrument.)

     The return on assets and return on equity through the third quarter of 2003 is 1.50 percent and 14.24 percent, respectively. For the same period in 2002, return on assets was 1.60 percent and return on equity was 16.15 percent.

LOAN  GROWTH

     As of September 30, 2003, WGNB's loans outstanding were $292 million. This represents an annual growth rate of 7.4 percent, or $19 million, compared to September 30, 2002. Compared to the previous five years the bank's loan growth rate is down, reflecting the current economic slowdown.

NET  INTEREST  MARGIN

          At this time in 2002, the bank's year-to-date net interest margin was
          4.75 percent.

          This year it is 4.59 percent.


     "We managed our margin as best we could through this unprecedented time, which saw market interest rates fall more than 500 basis points in two years," said Steven J. Haack, CPA, chief financial officer at West Georgia National Bank. "The bank's margin has slipped only 16 basis points. As rates remain this low, our bond and loan portfolios are repricing downward while our cost of funds has no place to go. Industry interest margins will be squeezed, as there are no signs of significant rate increases anytime soon."

MORTGAGE  ORIGINATION  FEES

     "The bank has had a good run with regard to mortgage origination fees," said L. Leighton Alston, CEO of West Georgia National Bank. "Year-to-date, mortgage origination fees are up 8.3 percent, or $58,000, comparing the September 30, year to date 2003 with 2002. However, we can report that the refinancing activity has subsided. The bank remains active in residential lending but the large refinancing volume is likely over for the near term," said Alston.

CURRENT  ACTIVITIES

          The bank is in the strategy and design phase of its new permanent facility in the Mirror Lake community in eastern Carroll and western Douglas Counties.

          "We are very excited to be in the forefront of the tremendous growth in this area," said Alston. "The location of our office, in the new Publix Supermarket anchored shopping center, will further enhance our ability to serve our existing clients while expanding our market base."

ABOUT  WGNB  CORP.

     WGNB Corp. stock is traded on the NASDAQ Small Cap market under the ticker, "WGNB". West Georgia National Bank has seven full service locations in Carrollton, Bowdon, Villa Rica and Douglasville and total assets of $380 million. The bank is the largest and most enduring locally owned community bank in Carroll County.

     For more information about West Georgia National Bank, visit our investor relations page on our website, www.wgnb.com.

     Interested parties may contact Steven J. Haack, chief financial officer, via e-mail at shaack@wgnb.com or at the mailing address of WGNB Corp., P.O. Box 280 Carrollton, Ga. 30112 to request information.


Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words "believes," "estimates," "plans," "expects," "should," "will,""may," "might," "outlook," "likely," and "anticipates" or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

                                   WGNB CORP.
                              FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


For the Year to Date                         September 30,    September30,
                                                 2003             2002
------------------------------------------  ---------------  --------------
   Total interest income                    $       17,765   $      18,236
   Total interest expense                            5,745           6,571
                                            ---------------  --------------
   Net interest income                              12,020          11,665
   Provision for loan loss                             225             225
                                            ---------------  --------------
   Net interest income after provision              11,795          11,440
   Total other income                                4,184           3,913
   Total other expense                               9.655           8,983
                                            ---------------  --------------
   Earnings before income taxes                      6,324           6,370
   Income taxes                                      2,015           2,168
                                            ---------------  --------------
   Net earnings                                      4,308           4,202
                                            ===============  ==============
Per Share Data:
   Net earnings                                       1.30            1.30
   Diluted net earnings                               1.29            1.29
   Cash dividends declared year to date              .4950           .4425
   Book Value                                        12.42           11.44
At Period End:
   Total loans                                     292,363         273,133
   Earning assets                                  353,828         341,677
   Assets                                          379,306         361,373
   Deposits                                        289,350         273,454
   Stockholders' equity                             41,071          37,833
   Weighted average shares outstanding           3,308,637       3,222,909
Key Performance Ratios Year to Date:
   Return on average assets                           1.50%           1.60%
   Return on average equity                          14.24%          16.15%
   Net interest margin, tax equivalent                4.59%           4.75%
   Dividend payout ratio                             38.02%          34.04%
   Overhead ratio                                    59.58%          57.66%
Asset Quality Ratios:
   Non-performing assets/loans & REO                   .86%            .54%
   Loan loss reserve/total loans                      1.23%           1.38%
   Loan loss reserve/non-performing assets            1.43%         255.26%
   Loan loss reserve/total capital                    8.73%          11.57%
Capital Ratios:
   Tier 1 capital/total average assets               10.42%          10.36%
   Risk based capital ratio                          14.56%          14.33%